REGISTRATION NO.  33-33012


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                               -------------------

                         Post-Effective Amendment No. 2

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------

                           U.S. GLOBAL INVESTORS, INC.
             (Exact name of registrant as specified in its charter)

         Texas                                                    74-6370582
(State or other jurisdiction                                  (I.R.S. Employer
of incorporation or organization)                            Identification No.)
                              --------------------

                   7900 Callaghan Road, San Antonio, TX 78229
                           Telephone No. (210)308-1234

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                              --------------------

                           U.S. GLOBAL INVESTORS, INC.

                               1989 NON-QUALIFIED
                                STOCK OPTION PLAN

                                       AND

                        1985 INCENTIVE STOCK OPTION PLAN

                            (Full Title of the Plan)
                              --------------------

                                 Susan B. McGee
                     Vice President and Corporate Secretary
                         United Services Advisors, Inc.
                               7900 Callaghan Road
                            San Antonio, Texas 78229
                                  (210)308-1234

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------


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                         CALCULATION OF REGISTRATION FEE


                                            Proposed     Proposed
                                            maximum      maximum
                              Amount        offering     aggregate   Amount of
  Title of securities          to be        price per    offering    registra-
     to registered           registered     share(1)     price(1)    tion fee(2)
--------------------------------------------------------------------------------
Class A Common Stock,     1,000,000 shares   $2.00      $2,000,000     $400.00
par value $.05 per
share (formerly called
Preferred Stock)

-----------------------
(1) Estimated solely for the purpose of calculating the registration fee (based on the average of the high and low prices of the Class A Common Stock as reported in the NASDAQ System at time of original filing).
(2)   Fee paid at time of original filing.
                              --------------------

                        (Exhibit Table on Page 6 of ___)



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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Pursuant to the Note to Part I of Form S-8, the documents containing the information specified in Part I of Form S-8 will be distributed as specified by Rule 428(b)(1) under the Securities Act of 1933.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The U.S. Global Investors, Inc.'s ("U.S. Global's" or "Registrant's") Annual Report on Form 10-K for the year ended June 30, 1996, the Quarterly Report on Form 10-Q for the quarters ended September 30, 1996, and December 31, 1996, the July 10, 1996, and March 10, 1997, Current Reports on Form 8-K, the October 25, 1985, Form 8-A filed with the Securities and Exchange Commission by U.S. Global (Commission File Number 0-13928) pursuant to Section 13 of the Securities Exchange Act of 1934 ("Exchange Act") and the September 24, 1996, Report by Issuer of Securities Quoted on the NASDAQ Interdealer Quotation System on Form 10-C are incorporated herein by reference.

         Each document filed by U.S. Global pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or which deregisters all shares remaining unsold hereunder shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Required--class registered under Section 12 of the Exchange Act.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Required--no named expert nor counsel has an interest required to be disclosed under this item and none are employees of U.S. Global.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Article 2.02(16) of the Texas Business Corporation Act (the "TBCA") empowers U.S. Global to indemnify directors, officers, employees and agents of U.S. Global and to purchase liability insurance for those persons to the extent permitted by Article 2.02-1 of the TBCA.

         Article 2.02-1 of the TBCA in part provides that a corporation may indemnify its officers and directors for any liability if it is determined that such officer or director (i) conducted himself in good faith, (ii) reasonably believes, in the case of conduct in his official capacity as an officer or director, that his conduct was in the corporation's best interest, and in all other cases, that his conduct was at least not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. These determinations must be made (i) by a majority vote of a quorum consisting of the directors who at the time of the vote are not named defendants or respondents in the proceeding, (ii) if such a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who, at the time of the vote, are not named defendants or respondents in the proceeding, (iii) by special legal counsel selected by the Board of Directors or a committee of the Board by a vote as set forth in (i) or (ii) above, or, if such a quorum cannot be obtained and such a committee vote cannot be established, by a majority vote of all directors, or (iv) by the shareholders in a vote that excludes the shares that are held by directors and officers who are named defendants or respondents in the proceeding.


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         Under  Article  2.02-1 of the TBCA,  an officer  or a  director  may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the officer or director in connection with the proceeding, but if the officer or director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the officer or director, the indemnification
(i) is limited to reasonable expenses actually incurred by the officer or director in connection with the proceeding, and (ii) shall not be made in respect of any proceeding in which the officer or director shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea nolo contendere or its equivalent is not of itself determinative that the officer or director did not meet the requirements set forth above. An officer or director shall be deemed to have been found liable in respect of any claim, issue or matter only after the officer or director shall have been so adjudicated by a court of competent jurisdiction after exhaustion of all appeals therefrom.

         Article 2.02-1 of the TBCA further authorizes a corporation to pay the reasonable expenses incurred by an officer or director in advance of the final disposition of such proceeding if the corporation receives a written affirmation by the officer or director of his good faith belief that he has met the standard of conduct necessary for indemnification as well as a written undertaking to repay the amount paid by the corporation if it is ultimately determined that the officer or director has not met the requirements for indemnification. In addition, Article 2.02-1 of the TBCA empowers a corporation to indemnify and advance reasonable expenses to an employee, agent and certain other persons to the same extent it may indemnify in advance expenses to officers and directors. Finally, Article 2.02-1 of the TBCA empowers a corporation to purchase and maintain insurance on behalf of directors, officers, employees, agents and certain other persons against any liability asserted against such persons, whether or not the corporation would have the power to indemnify such persons against that liability under Article 2.02-1 of the TBCA.

         Under U.S. Global's Bylaws, U.S. Global shall, to the fullest extent to which it is empowered to do so by the TBCA or any other applicable laws as may from time to time be in effect, indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of U.S. Global or is or was serving at the request of U.S. Global as a director, officer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. U.S. Global's obligations under its Bylaws include, but are not limited to, the convening of a meeting and the consideration of any matter thereby, required by statute in order to determine the eligibility of an officer or director for indemnification. U.S. Global's obligation to indemnify and prepay expenses under its Bylaws shall arise, and all rights granted to directors, officers, employees or agents thereunder shall vest, at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or contact to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed.

         Accordingly, under U.S. Global's Bylaws, no action taken by U.S. Global, either by amendment of its Bylaws or its Articles of Incorporation or otherwise, shall diminish or adversely affect any rights to indemnification or prepayment of expenses granted under U.S. Global's Bylaws which have become vested prior to the date that such amendment or corporation action is taken. Further, under U.S. Global's Bylaws the Board of Directors has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not U.S. Global would have the power to indemnify him against such liability under the provisions of the TBCA, U.S. Global's Article of Incorporation or U.S. Global's Bylaws.

         U.S. Global has purchased liability insurance policies covering its directors and officers to provide protection where U.S. Global cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         No exemption has been relied upon.


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ITEM 8.  EXHIBITS.

(4)(a) U.S. Global Investors, Inc. 1989 Non-Qualified Stock Option Plan (as amended December 9, 1991) -- filed herewith.

(4)(b) U.S. Global Investors, Inc. 1985 Incentive Stock Option Plan (as amended November 7, 1989 and December 9, 1991) -- filed herewith.

(5)      Opinion regarding legality -- filed herewith.

(23)(a) Consent of Independent Accountants -- Price Waterhouse LLP -- filed herewith.

(23)(b)  Consent of Counsel -- filed herewith as part of Exhibit 5 above.

(24)     Powers of Attorney -- filed herewith as part of the signature page.

ITEM 9.  UNDERTAKINGS.

         (a)  The undersigned Registrant hereby undertakes:

              (1)    To file,  during  any  period in which  offers or sales are
                     being  made  of  the  securities   registered   hereby,   a
                     post-effective amendment to this Registration Statement:

                      (i)  To include any  prospectus  required by Section 10(a)
                           (3) of the Securities Act of 1933;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement,

                     (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                     provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
                     Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission

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              such  indemnification is against public policy as expressed in the
              Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by
              controlling   precedent,   submit   to  a  court  of   appropriate
              jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



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                               POWERS OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Frank E. Holmes, Bobby D. Duncan, Susan
B. McGee, Thomas D. Tays, and Charles W. Lutter, Jr. and each of them acting singularly, as our true and lawful attorneys-in-fact, with full powers to them and each of them to sign for us, in our names in the capacities indicated below, the Registration Statement on Form S-8 of U.S. Global Investors, Inc. and any and all amendments thereto or any related document required therewith, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, U.S. Global Investors, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on the 18th, day of April, 1997.


                                       U.S. GLOBAL INVESTORS, INC.
                                       (Registrant)

                                       By: /S/ FRANK E. HOLMES
                                          -----------------------------------
                                          Frank E. Holmes, President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

    SIGNATURE              CAPACITY IN WHICH SIGNED                DATE


/S/ FRANK E. HOLMES        Chairman of the Board, Chief       April 18, 1997
-----------------------    Executive Officer, President,
FRANK E.  HOLMES           Chief Operating Officer
                           Chief Financial Officer



/S/ FICTOR FLORES          Executive Vice President,          April 18, 1997
------------------------   Chief Investment Officer
VICTOR FLORES              and Director


/S/ KEVIN C. WHITE         Chief Accounting Officer           April 18, 1997
------------------------
KEVIN C.  WHITE

/S/ BOBBY D. DUNCAN        Executive Vice President,          April 18, 1997
------------------------   Strategic Development and
BOBBY D.  DUNCAN           Special Projects, Director

/S/ JEROLD H. RUBINSTEIN   Director                           April 18, 1997
------------------------
JEROLD H. RUBINSTEIN


/S/ ROY D. TERRACINA       Director                           April 18, 1997
------------------------
ROY  D. TERRACINA



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                                INDEX TO EXHIBITS



EXHIBIT NO.    DESCRIPTION OF EXHIBIT

(4)(a) U.S. Global Investors, Inc. 1989 Non-Qualified Stock Option Plan (as amended December 9, 1991).

(4)(b) U.S. Global Investors, Inc. 1985 Incentive Stock Option Plan (as amended November 7, 1989 and December 9, 1991).

(5)            Opinion Regarding Legality.

(23)(a)        Consent of Independent Accountants -- Price Waterhouse LLP.

(23)(b)        Consent of Counsel -- filed herewith as part of Exhibit 5.

(24)           Powers of Attorney -- filed herewith on signature page.

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